Results of November 11, 2004 and January 10, 2005 shareholder meetings
 (Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January
10, 2005.


November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected as follows:

	     	Votes	Votes
		For	  Withheld
Jameson A. Baxter		12,895,219	434,747
Charles B. Curtis		12,894,259	435,707
Myra R. Drucker		12,896,270	433,696
Charles E. Haldeman, Jr.		12,889,646	440,320
John A. Hill		12,896,626	433,340
Ronald J. Jackson*		12,895,703	434,263
Paul L. Joskow		12,894,201	435,765
Elizabeth T. Kennan		12,887,069	442,897
John H. Mullin, III		12,897,123	432,843
Robert E. Patterson		12,886,646	443,320
George Putnam, III		12,898,118	431,848
A.J.C. Smith +		12,893,073	436,893
W. Thomas Stephens		12,899,093	430,873
Richard B. Worley		12,897,457	432,509

* Mr. Jackson retired from the Board of Trustees on June
10, 2005.


+Mr. Smith resigned from the Board of Trustees on January
14, 2005.

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company
Act was approved as follows:

	     Votes	Votes		Abstentions
				   For		Against

				9,729,646	    493,166	3,107,154

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	     Votes	Votes		Abstentions
	For	Against

	9,769,476	458,336		3,102,154

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:


	     Votes	Votes		Abstentions
	For	Against

	9,988,359	298,069		3,043,538


January 10, 2005 Meeting

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated, as follows:

	Votes	Votes		Abstentions
	For	Against

	9,945,751	290,967		3,093,248



All tabulations are rounded to the nearest whole number.